Exhibit 10-3

June 1, 2004

Ms. Jane Keller

720 Cedar Road

Southport, CT 06890

Dear Jane:

We are pleased to extend an offer of employment to join The Navigators Group, Inc. as Senior Vice President and Chief Claims Officer of The Navigators Group, Inc., Navigators Insurance Company, NIC Insurance Company and Navigators Management Company, Inc.  Details of our offer are as follows:

Position:	Senior Vice President and Chief Claims Officer
The Navigators Group, Inc.
Navigators Insurance Company
NIC Insurance Company
Navigators Management Company, Inc.

Position Reports to:	President and Chief Executive Officer
The Navigators Group, Inc.

Scope or Responsibility:

Senior Claims Executive within The Navigators Group, Inc., responsible for:

1.     Marine and Energy claims operations in New York, London, Houston, Oakland and Seattle

2.     Navigators Specialty claims operation in San Francisco and servicing of claims for Chicago

3.     Navigators Pro claims operations in New York and London

4.     Management of claims for runoff product lines including Aviation, Somerset Re and Property

5.     Management of asbestos and environmental claims

6.     Management of claims operation at Lloyd’s Syndicate 1221

7.     Strategic direction of claims as a service unit within group

Key Functional Responsibilities:

1.     Staffing, staff quality and training

2.     Establish and maintain consistent workflow, procedures and standards

3.     Maintaining high-levels of technical claims expertise in all disciplines

4.     Delegation of claims handling authority

5.     Assure effective and efficient claims processing and systems

6.     Adequate and consistent case reserves

7.     Identification and implementation of best practices

8.     Implementing strategies to minimize LAE without negatively impacting claims outcomes

9.     Identifying and developing the management information needs of claims

10.   Identifying and implementing systems needs for claims

Additional Responsibilities:	Member of the Executive Management Team of Navigators

Base Salary:	$250,000

Cash Bonus:

Participation in the incentive compensation program of The Navigators Group, Inc. beginning with the 2005 year. For 2004, your guaranteed minimum bonus will be $120,000, payable 50% 60 days from hire date and 50% in March 2005

Stock Grant:

You will be awarded a grant of 8,000 shares of stock in The Navigators Group, Inc. vesting 25% annually over a four year period. Based upon the current market price of Navigators Stock (ticker symbol “NAVG” on NASDAQ) of $28.46, this award has a current value of $227,680.

Pension Plan:

Beginning in 2005, you will be eligible for participation in our pension plan. (This assumes a start date of June 30, 2004 or earlier). Navigators contributes an amount equal to 15% of base salary to the pension plan annually. This contribution is made at the conclusion of the calendar year, subject to the approval of the Board of Directors.

Medical/Dental/Life:	Navigators maintains high quality company benefits, including medical, dental and life insurance; a 401-k plan; Employee Stock Purchase Plan; Educational Assistance and an Employee Assistance Plan.

Vacation:	4 weeks paid vacation annually.

Location:

This position is based in our Corporate Services Offices in Rye Brook, New York. It is expected that your responsibilities will require regular travel to our offices in New York and San Francisco, and periodic travel to other offices.

Jane, this is a truly exceptional opportunity for you to join the executive management team of a profitable and growing public corporation.  Our current executive management team consists of four divisional underwriting executives, the Chief Financial Officer, Chief Information Officer and me.  You would become a member of this team, which I use as a source of strategic guidance on a wide variety of issues impacting the company.

This offer is conditional upon your successful completion of pre-employment drug testing and background checks.  All specific benefit terms outlined in this offer letter are subject to the specific plan descriptions provided in our employee manual.

Jane, I am excited about the possibility of having you join Navigators.  I believe you will quickly become an impact player by enhancing the performance of a successful specialty claims organization and through your contributions to the overall development of Navigators.  I believe our team oriented work environment will provide you with an exceptional opportunity for professional growth and to contribute beyond your designated responsibilities.  I hope you will find our employment offer to be attractive, and that you will join Navigators as soon as possible.  This employment offer is valid through June 15, 2004.  I look forward to your response.

Sincerely,

Stanley A. Galanski
President
The Navigators Group, Inc.
Navigators Insurance Company
NIC Insurance Company
Navigators Management Company, Inc.

cc:	Marilynn Gallo

June 4, 2004

Stanley A. Galanski

President & Chief Executive Officer

The Navigators Group, Inc.

Reckson Executive Park

6 International Drive, Suite 100

Rye Brook, N.Y. 10573

Dear Stan,

I am delighted to accept the offer of employment as outlined in your June 1, 2004 letter.  I appreciate the opportunity to become a contributing member of a team committed to building a strong profitable underwriting organization.  The position offers exciting new challenges, which I welcome.  I look forward to joining Navigators on June 29th.

Sincerely,

/s/ Jane E. Keller
Jane E. Keller

cc:   Marilynn Gallo